Exhibit 99.1

Altus Midstream Announces Departure of Chief Operating Officer Craig Collins

HOUSTON, May 31, 2019 – Altus Midstream Company (NASDAQ: ALTM) today announced that Craig Collins, chief operating officer, has departed the company.

“Craig has accepted a senior midstream position within a large, public E&P company. While his tenure was brief, his departure is not related to any legal, operational or financial concerns or any disagreements with Altus or Apache management. I wish Craig well in his new endeavor, and we are resuming our search for a COO,” said Clay Bretches, Altus CEO and president.

About Altus Midstream Company

Altus Midstream Company is a pure-play, Permian-to-Gulf Coast midstream C-corporation. Through its consolidated subsidiaries, Altus owns substantially all of the gas gathering, processing and transportation assets servicing Apache Corporation’s production in the Alpine High play in the Delaware Basin and owns, or has the option to own, joint venture equity interests in five Permian Basin pipelines, four of which go to various points along the Texas Gulf Coast. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

Contacts

Investors:	(281) 302-2286 Gary Clark

Media:	(713) 296-7276 Castlen Kennedy

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